For the six-month period ended (a) February 28, 1998
File number: 811-5296

                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders


     A Special Meeting of Shareholders was held on December 9, 1997. At such meeting the shareholders approved the following proposals:


     a)   Approval  of  the election of the  following
          Directors each to hold office until the earlier to occur of (i) the next meeting of Shareholders at which Directors are elected and until his or her successor shall have been duly elected and shall have qualified or (ii) their terms expire in accordance with the Fund's retirement policy:

                                           Affirmative
Authority                                        votes
cast       Withheld
          Class I

          Mendel A. Melzer                   8,956,501
                    210,758

          Nancy Hays         Teeters         8,952,434
                    214,824

          Louis A. Weil,         III         8,956,738
                    210,521


     b) Approval of the selection of independent accountants for the Fund conditioned upon the right by vote of a majority of such Fund's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties.

          Affirmative               Negative
          votes    cast                  votes    cast
Abstain
          8,950,071                            120,721
96,467